Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Groupon, Inc. 2011 Incentive Plan, of our reports dated February 12, 2015, with respect to the consolidated financial statements and schedule of Groupon, Inc. and the effectiveness of internal control over financial reporting of Groupon, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Chicago, Illinois
February 12, 2015